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                                                                  EXHIBIT 12.1

                              BRE PROPERTIES, INC.
                       STATEMENT OF COMPUTATION OF RATIOS
                     OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS



                                                                                              Nine months         Nine months ended
                                                      YEAR ENDED DECEMBER 31,              ended September 30,       September 30,
(DOLLAR AMOUNTS IN THOUSANDS)                1993     1994      1995     1996     1997           1997                   1998
                                            -------  -------  --------  -------  -------   -------------------    -----------------
Income before gain on sales of
 investments in rental properties,
 minority interest and provision for
 investment loss..........................  $19,531  $22,566  $23,789   $37,014  $49,345       $35,603              $48,123
Provision for investment loss.............       --       --   (2,000)       --       --            --                   --
                                            -------  -------  --------  -------  -------   -------------------    -----------------
Income before gain (loss) on sales of
 investments in rental properties and
 minority interest........................  $19,531  $22,566  $21,789   $37,014  $49,345       $35,603              $48,123
                                            =======  =======  ========  =======  =======   ===================    =================

Fixed charges:
   Interest...............................  $ 5,656  $ 5,599  $ 7,973   $16,325  $21,606       $15,344              $25,966
   Capitalized Interest...................       --       --       --       269    1,178            --                8,695
   Minority Interest......................       --       --       --        --      972            --                   --
   Other..................................       98      101      105       108      112            84                   84
                                            -------  -------  --------  -------  -------   -------------------    -----------------
                                            $ 5,754  $ 5,700  $ 8,078   $16,702  $23,868       $15,428              $34,745
                                            =======  =======  ========  =======  =======   ===================    =================

Income before gain (loss) on sales of
 investments in rental properties,
 minority interest and provision for
 investment loss and fixed charges,
 excluding capitalized interest and
 minority interest........................  $25,285  $28,266  $31,867   $53,447  $71,063       $51,031              $74,173
                                            =======  =======  ========  =======  =======   ===================    =================

Divided by fixed charges..................  $ 5,754  $ 5,700  $ 8,078   $16,702  $23,868       $15,428              $34,745
                                            =======  =======  ========  =======  =======   ===================    =================

Ratio of earnings to combined fixed
 charges and preferred share dividends....      4.4      5.0      4.0       3.2      3.0           3.3                  2.1
                                            =======  =======  ========  =======  =======   ===================    =================
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